ALGODON WINES & LUXURY DEVELOPMENT GROUP, INC.

2008 EQUITY INCENTIVE PLAN

OPTION CERTIFICATE

This Certificate, when executed by a duly authorized officer of ALGODON WINES & LUXURY DEVELOPMENT GROUP, INC. (the “Company”), evidences the grant to the Optionee named herein of an Option to purchase shares of the Common Stock of the Company.

1. Optionee: _______________________________________________________________

2. Number of shares of Common Stock subject to Option: ______________________________

3. Option Exercise Price: _____ per share

4. Date of Grant: ____________________________________________________________

5. Expiration Date of Option: ___________________________________________________

6. This Option is: __________ An Incentive Stock Option

__________ A Non-Qualified Stock Option

7. The Option becomes exercisable on:

[date] with respect to [number of shares] shares of Common Stock subject to the Option.

The Option is subject to, and governed by, all of the terms of the Company’s 2008 Equity Incentive Plan (the “Plan”), including the provisions with respect to acceleration and early termination. Terms defined in the Plan are used in this Certificate as so defined.

This Certificate is not a security and does not represent the Option described herein but, rather, describes the Option granted to the Optionee as reflected on the books and records of the Company. Neither this Certificate nor the Option represented hereby are assignable or transferable by the Optionee except as otherwise permitted under the Plan.

Date: ________________

OPTIONEE	ALGODON WINES & LUXURY DEVELOPMENT GROUP, INC.

_______________________________	By:_______________________________________